Exhibit 5.1
[Ogier Letterhead]
Direct line: +44 1534 504220
Direct Email: marc.yates@ogier.com
Reference: MSY/MRW/128224.00038
15 December 2008
Randgold Resources Limited
La Motte Chambers
La Motte Street
St. Helier, Jersey JE1 1BJ
Channel Islands
Dear Sirs
Randgold Resources Limited (the “Company”)
We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Randgold Resources Limited, a company incorporated under the laws of Jersey, Channel Islands (the “Company”), relating to 4,247,893 shares of the Company’s ordinary shares, US$0.05 par value per share (“Ordinary Shares”), issued or to be issued pursuant to the Randgold Resources Share Option Scheme, the Randgold Resources Restricted Share Scheme and restricted stock awards, including 305,962 shares of Ordinary Shares offered for resale by the selling shareholders listed in the reoffer prospectus contained in the Registration Statement.
As Jersey, Channel Islands counsel to the Company, we have examined such originals or copies certified or other corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examination we have assumed the genuineness of all signatures, the authenticity of such documents submitted to us as originals, accuracy and completion of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
As matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and the representatives of the Company, public officials or others.
Based upon the foregoing, we are of the opinion that:
1.	All necessary corporate proceedings by the Company have been duly taken to authorise the issuance of the Ordinary Shares pursuant to the Share Option Scheme, the Restricted Share Scheme and the restricted stock awards.

2.	The Ordinary Shares being registered pursuant to the Registration Statement, when issued by the Company and paid for in accordance with the terms of our Share Option Scheme, will be duly authorised, validly issued, fully paid and non-assessable.

3.	The Ordinary Shares being registered pursuant to the Registration Statement, when issued by the Company in connection with the Restricted Share Scheme and restricted stock awards, will be duly authorised, validly issued, fully paid and non-assessable.

4.	The Ordinary Shares to be sold by the selling shareholders are duly and validly authorized and legally and validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to the above-mentioned Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.
Yours faithfully
/s/ OGIER
OGIER